UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

As filed with the Securities and Exchange Commission on April 9, 2007

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Syniverse Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

To the Shareholders of Syniverse Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders of Syniverse Holdings, Inc. to be held on May 9, 2007, at the Tampa Palms Golf & Country Club, 5811 Tampa Palms Blvd., Tampa, Florida 33647, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a shareholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Syniverse stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to the inspector of elections in the postage-prepaid envelope provided, or to promptly use the Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

Thank you for your continued interest in Syniverse Holdings, Inc.

Tony G. Holcombe

President and Chief Executive Officer

Enclosures

April 9, 2007

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 9, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Syniverse Holdings, Inc. will be held at the Tampa Palms Golf & Country Club, 5811 Tampa Palms Blvd., Tampa, Florida 33647, on Wednesday, May 9, 2007, commencing at 9:00 a.m., local time, for the following purposes:

1.	To elect eight directors of Syniverse Holdings, Inc. for a one-year term expiring in 2008;

2.	To consider and vote on the approval and ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm (independent auditors) for Syniverse Holdings, Inc. for 2007; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

In accordance with our Bylaws, the close of business on March 29, 2007, has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. The stock transfer books will not close.

By Order of the Board of Directors

Raymond L. Lawless

Chief Financial Officer and

Secretary

Tampa, Florida

April 9, 2007

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

i

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is being solicited by and on behalf of the Board of Directors of Syniverse Holdings, Inc., and will be voted at the Annual Meeting of Shareholders on May 9, 2007. This statement and the accompanying proxy are first being sent or given to shareholders on or about April 9, 2007. Unless the context otherwise requires, all references to “we”, “us” or the “Company” refer to Syniverse Holdings, Inc. and its subsidiaries.

Any shareholder giving a proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivery of a later-dated proxy.

Solicitation and Revocation of Proxies and Voting

The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting of Shareholders and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 8125 Highwoods Palm Way, Tampa, Florida 33647, by executing a later-dated proxy, or by attending the Syniverse Holdings, Inc. Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors. In addition, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their own judgment.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a quorum is present, the election of directors will require a plurality of the votes cast by the shareholders entitled to vote thereon, present in person or represented by proxy.

You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the New York Stock Exchange with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

The ratification of the selection of Ernst & Young LLP requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the total combined voting power of the shares present or represented by proxy at the Annual Meeting and, therefore, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote against the approval of Ernst & Young LLP as our independent registered public accounting firm. Broker non-votes will not be counted in tabulating the votes cast.

As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our common stock of record at the close of business on March 29, 2007, are entitled to receive notice of and to vote at the Annual Meeting. On the record date, we had 68,106,758 shares of our common stock outstanding (net of treasury shares, which, under Delaware law, are not entitled to vote). Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Voting Procedures

Because Delaware, the state in which we are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, our shareholders will have the option to submit their proxies or voting instructions electronically through the Internet. Please note that there are separate arrangements for using the Internet depending on whether your shares are registered in our stock records in your name or in the name of the brokerage firm or bank. Shareholders should check their proxy card or the voting instruction card forwarded by their broker, bank or other holder of record to see which options are available.

You can find the results of the voting on the proposals in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2007, which we intend to file with the Securities and Exchange Commission by August 9, 2007.

Cost of Proxy Solicitation

We are soliciting your proxy on behalf of our Board of Directors, and we will bear all of the related costs. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. The solicitation of proxies will be made primarily by mail, although proxies may also be solicited personally by telephone or other means of communication by our directors, officers and employees but we will not pay them any additional compensation for doing so. Additionally, arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals.

Householding

The Securities and Exchange Commission (“SEC”) rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (813) 637-5000 or by writing to us at any time at the following address: Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647, attn: Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of ten (10) persons, all of which are being nominated for re-election to the Board of Directors, except for Mr. Raymond L. Lawless who has announced his intentions to leave the Company by May 31, 2007 and Mr. Odie C. Donald who has indicated that he will not stand for reelection. Following the Annual Meeting, our Board of Directors will be composed of eight persons. Each director serves a one year term. The current directors who will stand as nominees for election as directors, are as follows:

Name	Age	Position	Year First Became a Director
Robert J. Marino	59	Chairman of the Board, Director	2004
Tony G. Holcombe	51	President and Chief Executive Officer, Director	2003
David A. Donnini	41	Director	2002
Collin E. Roche	36	Director	2002
John C. Hofmann	32	Director	2004
James B. Lipham	58	Director	2005
Jack Pearlstein	43	Director	2005
Timothy A. Samples	49	Director	2007

Robert J. Marino was named Chairman of the Board on December 31, 2006 and has served as a Director since February 2004. From August 1998 to February 2003, Mr. Marino served as Group President of Convergys Information Management Group. Convergys Corporation was formed by spinning off Cincinnati Bell Information Systems Inc. (CBIS) and MATRIXX Marketing Inc. from Cincinnati Bell Inc. Prior to this, Mr. Marino served as president and chief executive officer of CBIS from October 1996 to August 1998 and chief operating officer of CBIS from November 1995 to October 1996. Prior to joining CBIS, Mr. Marino served as president of the northeast region at Nextel Communications from November 1993 to October 1995. Mr. Marino also held senior management positions at Houston Cellular Telephone Company, Compania de Radiocomunicaciones Moviles in Argentina and Sprint Corporation.

Tony G. Holcombe has served as a Director since March 2003. Effective January 9, 2006, Mr. Holcombe became our President and Chief Executive Officer. From December 2003 to November 2005, Mr. Holcombe served in various executive positions at Web MD, including as President of its Emdeon Business Services (formerly known as WebMD Business Services) segment from December 2003 to October 2004, and as President of Web MD from October 2004 to November 2005. From September 2002 to December 2003 Mr. Holcombe was chief executive officer of Valutec Card Solutions. From May 1997 to September 2002, Mr. Holcombe served in various executive positions at Ceridian Corporation and its subsidiaries. From November 1999 to September 2002, Mr. Holcombe served as Executive Vice President of Ceridian Corporation. In addition, Mr. Holcombe held the following positions at subsidiaries of Ceridian Corporation including President of Ceridian Employer Employee Services from November 1999 to September 2002 and President of Comdata from May 1997 to November 1999. Prior to this, Mr. Holcombe was President and Chief Executive Officer of National Processing, Inc., which provides transaction-processing services and customized processing solutions, from October 1994 to March 1997. Mr. Holcombe serves on the board of directors of TALX Corporation, CTIA and the Wireless Foundation. Mr. Holcombe holds a Bachelor of Arts degree from Georgia State University.

David A. Donnini has served as a Director since February 2002. Mr. Donnini is currently a Principal of GTCR Golder Rauner, L.L.C. (“GTCR”), which he joined in 1991. Prior to joining GTCR, Mr. Donnini worked as a management consultant at Bain & Company. He received a BA in Economics from Yale University. He also holds an MBA from Stanford University. Mr. Donnini serves on the board of directors of Triad Financial, Prestige Brands, Coinmach and several private GTCR portfolio companies.

Collin E. Roche has served as a Director since February 2002. Mr. Roche is currently a Principal of GTCR Golder Rauner, L.L.C., which he joined in 1996. Prior to joining GTCR, Mr. Roche worked as an investment banking analyst at Goldman, Sachs & Co. and as an associate at Everen Securities. He received a BA in Political Economy from Williams College. He also holds an MBA from Harvard Business School. Mr. Roche serves on the board of directors of Verifone and several private GTCR portfolio companies.

John C. Hofmann has served as a Director since November 2004. Mr. Hofmann is currently a Vice President of GTCR Golder Rauner, L.L.C., which he joined in 1999. Prior to joining GTCR, Mr. Hofmann worked as a management consultant at McKinsey & Company. He received a BA in History from the University of Pennsylvania. He also holds an MBA from Harvard Business School. Mr. Hofmann serves on the board of directors of a private GTCR portfolio company.

James B. Lipham has served as a Director since February 2005. Mr. Lipham is senior executive vice president and chief financial officer of Total System Services, Inc. (TSYS). A majority-owned subsidiary of Synovus®, TSYS is publicly held and traded on the NYSE. Mr. Lipham joined Synovus Financial Corp., formerly Columbus Bank and Trust Company Bancshares, Inc., in 1984 as vice president and assistant treasurer of the Financial Division. In December 1987, he transferred to TSYS as treasurer where he later became executive vice president and CFO. Prior to joining Synovus Financial Corp., Mr. Lipham was senior vice president and CFO of First Federal Savings and Loan in Columbus, Ga. Prior to First Federal, he was employed with Ernst & Whinney as a senior accountant. Mr. Lipham holds a BS in Business Administration from West Georgia College. Mr. Lipham serves on the board of directors of TSYS Acquiring Solutions and China Unionpay Data Co. LTD. He is also a member of the board of trustees of the University of West Georgia Foundation and the board of directors of the Columbus Area Habitat for Humanity, Inc., Green Island Country Club and Columbus Hospice.

Jack Pearlstein has served as a Director since February 2005. Mr. Pearlstein is Chief Financial Officer of Solera Holdings, LLC, a company controlled by GTCR, and a leading provider of software and services to the automobile insurance claims processing industry. Mr. Pearlstein previously served as Chief Financial Officer, Treasurer and Secretary of DigitalNet Holdings, Inc. from September 2001 through October 2004, when DigitalNet Holdings, Inc. was acquired by BAE Systems, North America. From September 2000 until July 2001, Mr. Pearlstein served as Chief Financial Officer of Commerce One, Inc.’s Global Services division, which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc. From July 1998 until September 2000, Mr. Pearlstein served as AppNet’s Senior Vice President and from May 1999 until September 2000, Mr. Pearlstein served as AppNet’s Chief Financial Officer and Treasurer. From November 1996 until July 1998, Mr. Pearlstein was a Managing Director and Principal of Foxhall Capital, LLC. Mr. Pearlstein has a BS degree in Accounting from New York University and an MBA in Finance from George Washington University.

Timothy A. Samples has served as a Director since March 2007. Mr. Samples has over 20 years experience in the communications industry. Since January 2003, he has been the Principal in Sapience LLC, in Scottsdale, Arizona, where he does consulting work and serves as a non-executive director for three telecommunications and technology companies. From February 2001 to June 2002, he served as CEO, President, and Chairman of the Board of Management for Completel N.V., a Dutch registered competitive local exchange carrier, in London, England and Paris, France. From February 2000 to February 2001, Mr. Samples served as CEO and President of Firstmark Communications, a Pan-European broadband company with operations in seven Western European countries. From September 1997 to February 2000, he was CEO of One2One, a GSM service operator created through a joint venture between MediaOne group and Cable and Wireless. From July 1995 to May 1996, Mr. Samples served as Vice President and General Manager for US West Cellular/Airtouch in Phoenix, Arizona. Prior to 1995, Mr. Samples held various management, sales, and marketing positions with US West/MediaOne Group. Mr. Samples earned a bachelor’s degree in Psychology from the University of Toledo and an advanced Management degree from the Wharton School of the University of Pennsylvania. Mr. Samples serves on the board of directors of Kabira Technologies, PacWest Telecom and Genesys Telecommunications.

Except as described herein, there are no arrangements or understandings between any member of the management committee or executive officer and any other person pursuant to which that person was elected or appointed to his position. There are no family relationships between our executive officers or directors.

Our Board of Directors has the power to appoint officers. Each officer will hold office for the term determined by our Board of Directors and until such person’s successor is chosen and qualified or until such person’s death, resignation or removal.

Board Meetings and Committees

We are a “controlled company” under the rules of the New York Stock Exchange (“NYSE”), and qualify for, and intend to rely on, the “controlled company” exception to the Board of Directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, we are exempt from the rule that requires that our Board of Directors be comprised of a majority of “independent directors”; our Compensation Committee be comprised solely of “independent directors”; and our Nominating and Corporate Governance Committee be comprised solely of “independent directors” as defined under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that our Audit Committee be composed of three independent directors.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees. Copies of the Corporate Governance Guidelines and each of these committee charters are available on the Company’s website, www.syniverse.com. Shareholders can obtain copies of these documents upon written request to Corporate Secretary, Syniverse Holdings, Inc. 8125 Highwoods Palm Way Tampa, FL 33647-1765.

Attendance. There were 4 regularly scheduled meetings of the Board held during fiscal 2006. The Company requires each Director to make a diligent effort to attend all Board and Committee meetings as well as the Annual Meeting of the Shareholders. No Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the committees of which he was a member held during fiscal 2006.

Executive Sessions of Non-Management Directors. The non-management directors meet regularly without management present in conjunction with the Board meetings. After the executive session, a designated director will update the CEO on the key items discussed. Non-management directors who are not independent under the NYSE rules participate in these executive sessions.

Audit Committee. Messrs. James B. Lipham (Chairman), Odie C. Donald and Robert J. Marino currently serve as members of the Audit Committee. The primary functions of the Audit Committee are to assist the Board in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence and performance of the Company’s independent accountants. Additionally, pursuant to the Audit Committee Charter, the Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of the Company’s independent auditors. The Board has determined that Mr. James B. Lipham is an “audit committee financial expert” as defined by Item 407 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). The Board of Directors has determined that all current members of the Audit Committee, as well as the proposed members of the Audit Committee, are “independent” and “financially literate” as those terms are used under the applicable rules of the NYSE. During the fiscal year ended December 31, 2006, the Audit Committee held 13 meetings.

Compensation Committee. Messrs. Robert J. Marino (Chairman), Jack Pearlstein and Collin E. Roche are members of the Compensation Committee. The Board of Directors has determined that all of the members of the Compensation Committee, except Mr. Roche, are “independent,” as that term is used under applicable rules of the NYSE. The Board has adopted a written charter for the Compensation

Committee. The primary functions of the Compensation Committee are to review and make decisions regarding compensation of the Company’s executive officers and make recommendations regarding compensation of non-employee members of the Company’s Board and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans. During the fiscal year ended December 31, 2006, the Compensation Committee held 8 meetings.

To assist the Compensation Committee with its responsibilities, it retains the services of outside consultants. During 2006, the Compensation Committee separately engaged Mercer Human Resource Consulting, Inc. to advise the Compensation Committee on executive compensation matters, including compensation of the Chief Executive Officer, analysis of the competitiveness of executive compensation programs and guidance on the design and operation of these programs. Consultants engaged by the Compensation Committee report to and take direction from the Committee Chair. In some cases, with the Committee Chair’s approval, the consultant works with management to obtain the information necessary to carry out its assignments received from the Compensation Committee. Consultants to the Compensation Committee also provide consulting services to management on compensation-related matters other than their assignments for the Compensation Committee.

Nominating and Corporate Governance Committee. Messrs. Odie C. Donald (Chairman), David A. Donnini and Robert J. Marino are members of the Nominating and Corporate Governance Committee. The primary functions of the Committee are to identify and to recommend to the Board the selection of Director nominees for each Annual Meeting of Shareholders or for any vacancies on the Board and to make recommendations to the Board regarding the adoption or amendment of corporate governance principles applicable to the Company. The Board of Directors has determined that all current members of the Nominating and Corporate Governance Committee, except Mr. Donnini, are “independent,” as that term is used under applicable rules of the NYSE. During the fiscal year ended December 31, 2006, the Nominating and Corporate Governance Committee held 3 meetings.

Corporate Governance

The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as all Board committee charters, the Company’s Code of Business Conduct, the Company’s Insider Trading Policy and the Code of Ethics for Senior Financial Employees are available on the Company’s website, www.syniverse.com under “Corporate Governance—Highlights” in the “Investors” section. The information on the Company’s website is not incorporated by reference in this proxy statement. A printed copy of the above mentioned documents will be provided without charge upon written request to the Corporate Secretary of the Company.

Director Independence

The listing standards of the NYSE provide that a majority of the Board must meet the requirements for being an independent director, including the requirement that the Board affirmatively determine that the Director has no material relationship with the Company. The Company is exempt from this requirement pursuant to the “controlled company” exceptions to the NYSE rules. To guide the determination of whether a Director is independent, the NYSE has adopted the following categorical standards:

A Director will not be independent if, within the preceding three years: (i) the Director was employed by the Company or any of its direct or indirect subsidiaries or affiliates; (ii) an immediate family member of the Director was employed by the Company as an executive officer; (iii) the Director, or an immediate family member of the Director, received more than $120,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation not contingent on continued service; (iv) the Director was employed by or affiliated with the Company’s present or former internal auditors or independent auditors; (v) an immediate family member of the Director was affiliated with or employed in a professional capacity by the Company’s present or former internal auditors or independent auditors; (vi) the Director was employed, or an immediate family member of the Director was employed, as an executive officer of another company where any of the Company’s present executive officers served on such other company’s Compensation Committee; or (vii) the Director of the Company was an executive officer or an employee, or an immediate family member of the Director was an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000, or (b) two percent (2%) of such other company’s consolidated gross revenues.

Additionally, a Director who is a member of the Company’s Audit Committee will not be independent if such Director: (i) other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules); or (ii) is an affiliated person (as defined by the SEC) of the Company or any subsidiary.

After applying the standards set forth above, the Board determined that Messrs. Donald, Lipham, Marino, Pearlstein and Samples have no material relationship with the Company and that each is independent under the categorical standards and the applicable requirements of the NYSE and applicable law.

Shareholder Recommendations

Shareholders wishing to recommend candidates to serve on the Company’s Board may do so by sending a timely notice to the attention of the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 8125 Highwoods Palm Way, Tampa, Florida 33647. The notice must contain the following: The candidate’s name, a detailed biography outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, an acknowledgement from the candidate that he or she would be willing to serve on the Board, if elected, a statement by the shareholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board and a minimum of two references who have either worked with the candidate, served on a Board of Directors or Board of Trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member. For more information on consideration of nominees for our Board, see Shareholder Proposals for 2008 on page 31.

Candidates for Director who are properly recommended by the Company’s shareholders will be evaluated in the same manner as any other candidate for Director. The Nominating and Corporate Governance Committee may require the candidate to furnish other information as the committee may reasonably request to assist the committee in determining the eligibility of the candidate to serve as a Director. The Nominating and Corporate Governance Committee (or the presiding officer at any meeting of the shareholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Director Qualification Standards

The Company seeks to align Board composition with the Company’s strategic direction so that the Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based upon their character, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Board in the selection of directors include:

(i)	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

(ii)	the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of the Company’s business;

(iii)	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and

(iv)	the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.

These are only threshold criteria, however, and the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

During March 2007, Mr. Samples was appointed to the Board of Directors. Mr. Samples was recommended by a non-management director, and after review and approval of the Nominating and Corporate Governance Committee, was appointed to the Board of Directors by the Board of Directors.

Communication with the Board

Any interested parties who have concerns that they wish to make known to the Company’s non-management directors, should send any such communication to the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 8125 Highwoods Palm Way, Tampa, Florida 33647. All such shareholder communications will be reviewed by the Chairman of the Nominating and Corporate Governance Committee and discussed with the committee, which will determine an appropriate response or course of action.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006 the members of the Company’s Compensation Committee were Messrs. Marino, Pearlstein and Roche. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries at any time during fiscal 2006. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our compensation committee. The compensation arrangements for our chief executive officer and each of our other executive officers are established pursuant to the terms of the respective employment agreements between the Company and each executive officer.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF DAVID A. DONNINI, JOHN C. HOFMANN, TONY G. HOLCOMBE, JAMES B. LIPHAM, ROBERT J. MARINO, JACK PEARLSTEIN, COLLIN E. ROCHE AND TIMOTHY A. SAMPLES AS DIRECTORS.

INDEPENDENT AUDITOR FEE INFORMATION

Independent registered public accounting firm

Representatives of Ernst & Young LLP are expected to be present at the shareholders’ meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

Services and Fees and Expenses of Ernst & Young LLP During 2006 and 2005

The following table presents fees for professional audit and other services rendered by our independent registered auditors, Ernst & Young LLP, for the years ended December 31, 2006 and 2005.

	Year Ended December 31, 2005	Year Ended December 31, 2006
Audit fees(1)	$863,749	$1,319,009
Audit-related fees(2)	186,645	15,248
Tax fees(3)	—	29,840
All other fees	—	—

Total fees	$1,050,394	$1,364,097

(1)	Audit fees include fees for our fiscal year-end audit, review of financial statements included in our Form 10-Q Quarterly Reports, audit of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002 and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings for those fiscal years.
(2)	Audit-related fees include fees for due diligence in connection with proposed acquisitions and internal control reviews.
(3)	Tax fees include fees for tax compliance and advice.

Our Audit Committee pre-approved all of the services provided by Ernst & Young LLP for 2006 and 2005.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Alternatively, the Audit Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Audit Committee. The decision of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at the next scheduled meeting. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval. During fiscal year 2006, all services were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 2 – APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has recommended Ernst & Young LLP for reappointment as our independent registered public accounting firm. Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2006. Ernst & Young is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

Ernst & Young representatives are expected to attend the 2007 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, we are submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determines that such a change would be in our best interests and the best interests of our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF THE FIRM OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SYNIVERSE HOLDINGS, INC. FOR THE YEAR 2007.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of March 31, 2007, with the exception of Ms. White:

Name	Age	Position
Tony G. Holcombe(1)	51	President, Chief Executive Officer, Director
Raymond L. Lawless	51	Chief Financial Officer, Director
Nancy J. White	55	Executive Vice President, Chief Marketing Officer
Paul A. Wilcock	59	Chief Technology Officer
Leigh M. Hennen	56	Chief Human Resources Officer
Robert F. Garcia, Jr.	45	General Counsel
Eugene Bergen Henegouwen	47	Executive Vice President and Managing Director, Europe, Middle East and Africa
Raymond Cheung	50	Executive Vice President, Chief Executive Officer, Asia Pacific

(1)	Biography provided previously under “Proposal I Election of Directors.”

Raymond L. Lawless became our Chief Financial Officer in February 2002 and a Director as of March 2003. From October 2001 to February 2002, Mr. Lawless provided financial consulting services to telecommunications companies. Mr. Lawless worked for Intermedia Communications Inc. from April 1997 to September 2001 serving as Vice President Finance and Treasurer. During his tenure at Intermedia, Mr. Lawless was responsible for capital formation, treasury operations, risk management, corporate development, forecasting, strategic planning, budgeting, management reporting and investor relations support. Prior to that, Mr. Lawless spent 18 years at Bell Atlantic Corporation in various finance positions. Mr. Lawless holds a BS in Business Administration from West Chester University and an MBA from the University of Arkansas. Mr. Lawless has announced his intentions to leave the Company by May 31, 2007.

Nancy J. White became our Executive Vice President and Chief Marketing Officer in April 2006. Ms. White most recently served as Senior Vice President of Telcordia Technologies from July 2003 to March 2006. From April 2002 to July 2003, she provided sales agency and management consulting services. From 1979 to April 2002, Ms. White held various senior management and executive positions with Nortel Networks serving most recently as Group Vice President from October 2000 to April 2002. Ms. White holds a BS degree in Business Administration with a Major in Marketing from Tennessee Technological University. As of March 9, 2007, Ms. White was no longer employed by Syniverse.

Paul A. Wilcock has served as Chief Technology Officer since March 2004. From September 2002 to March 2004 he served as Vice President—Technology. Prior to that, he served as Vice President—Business Development and Strategy from August 2001 to September 2002. Having joined us in 1992, Mr. Wilcock previously served as Assistant Vice President—Business Development and Strategy, Assistant Vice President—Marketing, Director—Product Development and Support Services and Director—Enterprise Technology. Mr. Wilcock began his GTE career in 1975 and has held numerous positions of increasing responsibility in engineering, operations, marketing and strategy development. Mr. Wilcock graduated in Telecommunications from Leeds College of Engineering and Science (England) and holds an MBA from Wake Forest University.

Leigh M. Hennen became our Chief Human Resources Officer in August 2006. Before joining the Company, Ms. Hennen was vice president of human resources for Emdeon Business Services from January 2004 to March 2006, prior to that, senior vice president of human resources for Ceridian Human Resource Solutions from May 2000 to January 2004.

Robert F. Garcia, Jr. became our General Counsel in February 2002. Prior to being appointed General Counsel, he served as Associate General Counsel since September 2000. Mr. Garcia joined us in 1995 as in-house legal counsel. Prior to that, he was in private practice in Washington, D.C. Mr. Garcia received his law degree from the National Law Center, George Washington University and has a BA in Political Science from the University of South Florida.

Eugene Bergen Henegouwen became our Executive Vice President and Managing Director, Europe, Middle East and Africa in February 2007. Prior to that, he served as Managing Director- European Operations since May 2003. Mr. Bergen Henegouwen, a Dutch native, has held a variety of high tech executive level positions in the United States and The Netherlands. Prior to joining us, he was CEO and Chairman of Invention Machine Corporation from January 2001 to November 2002. From January 1999 to December 2000, he was CEO and President of AVIO Digital Inc. and from April 1995 to December 1998, he was CEO of Philips Creative Display Solutions in The Netherlands. Mr. Bergen Henegouwen has also held senior level management positions with Philips Consumer Electronics, Business Electronics and Philips Telecommunications and Data Systems. He holds a MS degree and a BS degree in Electrical Engineering from Delft University of Technology in The Netherlands.

Raymond Cheung became our Executive Vice President and CEO, Asia Pacific in February 2007. Prior to joining the Company, Mr. Cheung served as Chief Executive Officer of Interactive Technology Holdings Limited (ITHL) since May 2002, during which time he was responsible for both corporate strategies and operations. Prior to ITHL, he held various positions with IVRS International Limited including Managing Director from May 1995 to May 2002 and Technical Director from August 1994 to May 1995. Mr. Cheung served as senior manager of Hong Kong Telecom (now known as PCCW-HKT) from August 1986 to August 1994. Mr. Cheung graduated from the Chinese University of Hong Kong in 1980 with a major in electronics.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s compensation program for its executive officers is designed to attract, motivate, reward and retain key executives and employees to enhance shareholder value by emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the business objectives of the Company, to reward them for their achievement and to attract and retain executive officers that contribute to the long-term success of the Company. The Compensation Committee believes that these compensation programs link performance to both annual and long-term goals and objectives. The primary objectives of our compensation program are:

•	to attract and retain the best possible executive talent;

•	to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and

•	to align executive officers’ incentives with increases in shareholder value and the achievement of corporate objectives.

Oversight of Compensation Program

The Compensation Committee of our Board of Directors designs, administers and oversees the compensation policies for the Company’s executive officers and directors. The Compensation Committee is also responsible for approving the equity compensation of executive officers under the Company’s long-term equity incentive plans. The Compensation Committee has reviewed all components of the CEO’s and Named Executive Officers’ (“NEOs”) compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and under several potential severance and change-in-control scenarios. Based on this review, the Compensation Committee finds the CEO’s and NEOs’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be performance based and reasonable.

Our executive officer compensation (which, as more fully described below) is based on performance and consists of:

•	base salary;

•	annual incentive compensation; and

•	long-term equity incentive compensation.

In addition, we have entered into an employment agreement with each of the NEOs that provides for severance upon certain termination events. We also provide certain retirement benefits and other benefits.

The amount of each element of compensation is determined by the Compensation Committee, which reviews the following factors to determine the amount of compensation and combination of elements to pay each NEO:

•	performance against corporate objectives for the year;

•	difficulty of achieving desired results in the coming year;

•	value of an individual’s unique skills and capabilities to support our objectives; and

•	contribution as a member of the executive management team.

The Compensation Committee does not consider prior compensation, including gains from prior stock option awards, in setting future compensation levels.

Our policy for allocating between short-term and long-term compensation is to ensure adequate compensation to attract and retain key executive officers, while providing them with an incentive to maximize long-term shareholder value. We do not have an exact formula for allocating between short-term and long-term compensation or between cash and equity-based compensation. The Compensation Committee makes an effort to ensure that our compensation program for executive officers is perceived as fundamentally fair.

Determining Executive Compensation

In determining the total compensation package for the executive officers, the Compensation Committee, with the assistance of independent consultants, relies upon national and industry salary surveys giving consideration to our “Peer Group.” The Peer Group included the following: Verisign Inc., Total System Services Inc., Global Payments, Inc., Checkfree Corp, Ipayment, Inc., Efunds Corp, Verifone Holdings, Inc., Tibco Software, Inc., Openwave Systems, Inc., CSF Systems Intl. Inc., TNS, Inc., Digital Insight Corp., Open Solutions, Inc. and Intervoice, Inc.

Performance Review. Key goals and objectives for each executive are established at the beginning of each year. These goals and objectives include specific quantitative measures as well as qualitative measures such as leadership, development of strategic and operational plans, development of new market opportunities and process improvements. The Compensation Committee, along with the Board of Directors, reviewed each executive’s performance relative to the key goals and objectives at year end.

An important aspect of the Compensation Committee’s annual work relates to the determination of compensation for Company executives, including the Chief Executive Officer. The Committee has retained

Mercer Human Resource Consulting (“Mercer”) as a third party advisor to provide independent advice, research, and evaluation related to executive compensation. In this capacity, the consultant reports directly to the Compensation Committee and meets regularly with the Committee Chair and Compensation Committee without management present.

Competitive and Pay-for-Performance Analysis. This type of analysis was independently conducted by Mercer Human Resource Consulting and provided to the Committee for use in determining the pay of the CEO and other senior officers and to insure that the executive compensation program is aligned with shareholder interests. One of the initial forms of analysis Mercer conducted was to review the Company’s use of competitive pay data related to setting salaries, targeting annual incentive award opportunities and targeting long-term incentive grants. The analysis confirmed that the Company’s use of compensation data and its method of calculating equity values are both reasonable and generally consistent with the practices of other companies. The Committee also reviewed the Company’s performance to that of the Peer Group based on a number of financial metrics and concluded that the pay provided to our NEOs is generally consistent with Company performance.

Tax Considerations. The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code, which generally limits the annual tax deductibility of compensation paid to each named executive to $1.0 million. To the extent possible, the Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are in the best overall interests of the Company and its shareholders.

Executive Compensation Plan

The executive compensation program of the Company consists of three principal elements as described below:

Base Salary. We provide a base salary to attract and retain executive officers and compensate them for their services during the year. The level of base salary paid to the executive officers of the Company is determined on the basis of the importance of the position and on market data. Salary ranges and individual salaries for senior executives are reviewed annually. Generally, the CEO recommends executive salary levels to the Compensation Committee based on competitive market data. The Compensation Committee then reviews those recommendations, and adjusts them as it deems appropriate after considering analysis, benchmark data and recommendations from outside independent consultants and other relevant information. With respect to compensation of the CEO, the Compensation Committee establishes compensation without the CEO’s participation after considering analysis, benchmark data and recommendations from outside independent consultants and other relevant information. In determining individual salaries, the Compensation Committee considers the scope of job responsibilities, individual contributions, business performance, labor market conditions, the Company’s salary budget guidelines and current compensation. The Compensation Committee generally seeks to set base salaries for executive officers targeted between the 50th and 75th percentile of the Company’s Peer Group of companies, taking into account the nature of the position, the responsibilities, skills and experience of the officer and his or her performance.

On February 22, 2006, the Compensation Committee increased certain NEOs base salary. This increase was intended to make their base salaries competitive with that of similarly situated executive officers of similarly-sized public companies. The Committee increased Mr. Evans’s salary by $55,000, to $500,000, Mr. Lawless’ salary by $33,500, to $325,000, Mr. Wilcock’s salary by $36,800, to $250,000, and Mr. Bergen Henegouwen’s salary by $16,992, to $330,075, and all of the increases were effective for periods beginning after March 27, 2006. On November 13, 2006, the Committee increased Mr. Wilcock’s salary by $50,000 to $300,000, primarily as a result of increased responsibilities. The increase was effective for periods after December 3, 2006.

On February 22, 2007, the Compensation Committee approved a merit increase of an average of 3% to the base salaries of all employees excluding the NEOs and other Vice Presidents of the Company. Based on the Company’s pay-for-performance philosophy, no increases to base salary were approved for the NEOs by the Compensation Committee except as discussed above. As of April 9, 2007, the salaries of the NEOs (including the effect of any increase) are as follows:

Name and Principal Position	Salary
G. Edward Evans(1) Chairman	$—

Tony G. Holcombe President & Chief Executive Officer	$500,000

Raymond L. Lawless Chief Financial Officer & Secretary	$325,000

Nancy J. White(2) Executive Vice President, Chief Marketing Officer	$—

Paul A. Wilcock Chief Technology Officer	$300,000

Eugene Bergen Henegouwen(3) Executive Vice President and Managing Director, Europe, Middle East, and Africa	$396,090

(1)	Mr. Evans resigned as Chairman effective December 31, 2006.
(2)	As of March 9, 2007, Ms. White was no longer employed by the Company.
(3)	On February 22, 2007, the Compensation Committee increased Mr. Bergen Henegouwen’s salary by $66,015 to $396,090, primarily as a result of increased responsibilities. The increase was effective for periods after February 25, 2007.

Annual Incentive Plan. The purpose of the annual incentive program is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. Bonuses, payable in cash, are tied to the achievement of performance goals and objectives established by the Compensation Committee. Bonuses are a percentage of the executive’s base salary and are targeted at between the 50th and 75th percentile of the Peer Group. In 2006, bonus potential ranged from 0% to 167% of target. For 2006, the Compensation Committee tied 80% of any bonus paid directly to the Company’s financial performance (adjusted EBITDA and revenues) and 20% to each executive’s key goals and objectives. The amounts determined by these percentages were subject to adjustment by a qualitative evaluation of each executive’s contributions to the Company’s overall performance. Based upon the performance goals and objectives established by the Compensation Committee under the Company’s pay-for-performance philosophy, no annual bonuses were paid to our NEOs in 2006.

The annual incentive compensation plan was developed based on recommendations to the Compensation Committee by executive management and was based on company performance objectives. The Compensation Committee reviewed the recommendations and revised them as it deemed appropriate. Subsequent to revision, the Compensation Committee approved the plans.

Long-Term Equity Incentive Plan. The Compensation Committee believes that long-term equity compensation performs an essential role in retaining executives and providing them long-term incentives to maximize shareholder value. The Company’s 2006 Long-Term Equity Incentive Plan provides, among other things, that stock options and restricted stock awards may be granted to the CEO, executive officers, and other key associates who contribute to the long-term success of the Company. Targeted long-term incentive compensation for 2006 was delivered in the form of non-qualified stock options and restricted stock grants and will also be delivered in this form in 2007. Generally, the CEO recommends equity award levels for executives other than himself to the Compensation Committee based on competitive market data. The Compensation Committee then reviews those recommendations, adjusts them as it deems appropriate, based in part on analysis and data provided by its outside consultants, and approves them. With respect to option awards to the CEO, the Compensation Committee determines appropriate awards without the CEO’s participation after considering analysis and benchmark data from outside consultants and other relevant information. In setting award levels granted in 2006, an outside consultant provided survey and proxy data from peer companies and presented the Compensation Committee with an analysis of this data as well as long-term incentive alternatives. The Compensation Committee then considered this information and made the final decision.

Perquisites. We do not currently provide a pension plan (except as described in footnote (1) under the Pension Benefit Table), deferred compensation program, post-retirement health coverage, or similar benefits for our executives or employees. The employee benefit plans provided in 2006 included the following:

•

We sponsor a 401(k) plan. All employees who participated in the 401(k) plan received a 2% core contribution and a 3% company match assuming they contribute at least 4% to the plan, up to the federal limit.

•

We maintain health, dental and insurance plans. All employees, including executives, pay a portion of premiums due for health coverage. We also provide basic employee life insurance and accidental death and dismemberment coverage of the lesser of 1 time’s base salary or $350,000 as well as short-term disability coverage at no cost to the employee.

Post-Employment Compensation Arrangements Arising From a Change in Control

We do not have a formal change in control compensation plan in place which provides for benefits upon an involuntary termination of employment arising after a specified change in ownership or control of the Company. However, included in the terms of certain of our NEOs employment agreements are provisions that provide benefits to such NEOs in the event of a change in control. The purpose of these provisions is to reinforce and encourage the continued attention and dedication of such executives to their assigned duties without distraction in the event of potentially unsettling circumstances arising in connection with a possible change in control by providing for accelerated vesting of options and restricted stock and severance payments upon involuntary termination of employment without cause following such change in control. These provisions enhance the Company’s ability to retain a stable leadership team in an industry which has experienced consolidation in recent years.

The following table shows the estimated value of benefits to the NEOs under the employment agreements applicable to them if a change of control occurred on and a right to receive change in control benefits and severance were triggered as of December 31, 2006.

COMPONENTS

Name and Principal Position (a)	Salary ($) (b)	Targeted Bonus ($) (c)	Benefits ($)(1) (d)	Option shares (e)	Value of Option Shares ($)(3) (f)	Restricted Shares (g)	Value of Restricted Shares ($)(3) (h)	Total Benefits ($) (i)
Tony G. Holcombe(4) President & Chief Executive Officer	$500,000	$300,000	$20,584	111,530	$463,776	100,000	$1,340,301	$2,624,661

Raymond L. Lawless(4) Chief Financial Officer & Secretary	$162,500	$—	$—	—	$—	—	$—	$162,500

Nancy J. White(2)(4) Executive Vice President, Chief Marketing Officer	$300,000	$195,000	$20,584	—	$—	—	$—	$515,584

Paul A. Wilcock(4) Chief Technology Officer	$150,000	$—	$—	—	$—	—	$—	$150,000

Eugene Bergen Henegouwen(4) Executive Vice President and Managing Director, Europe, Middle East and Africa	$165,038	$—	$—	—	$—	—	$—	$165,038

(1)	Benefits represent COBRA payments as stipulated in employee contract agreement.
(2)	As of March 9, 2007, Ms. White was no longer employed by the Company.

(3)	The amounts in this column represent the calculated value of unvested option shares and restricted shares that would vest in the event of a change in control, priced in accordance with SFAS 123R as of December 31, 2006.
(4)	Assumes termination without cause after a change in control under existing employment agreements (or, in the case of Mr. Holcombe, the NEO terminates employment for good reason).

Chief Executive Officer Compensation

The chief executive officer’s compensation package is determined using the Company’s guiding principles as described above. Mr. Holcombe’s initial annual base salary was set forth in his senior management agreement with the Company entered into in January 9, 2006. Mr. Holcombe’s year 2006 base salary of $500,000 approximates the median base salaries paid to individuals in similar positions in our Peer Group. Mr. Holcombe’s total cash compensation (base salary, plus annual incentive) also approximates the 50th percentile in total cash compensation paid to individuals in similar positions in similar sized companies in our Peer Group.

Equity Compensation

Stock Option Plans. On May 16, 2002, the Board adopted a Founders’ Stock Option Plan for non-employee directors, executives and other key employees of the Company. In addition, the Board adopted a Directors’ Stock Option Plan on August 2, 2002, which provides for grants to independent directors to purchase 20,000 shares upon election to the board. Both plans have a term of five years and provide for the granting of options to purchase shares of our non-voting Class B common stock. As part of our initial public offering, we reclassified the Class B common stock into our common stock and hence all of our options now provide for purchase of our common stock.

Under the plans, the options have or will have an initial exercise price based on the fair value of each share, as determined by the Board. However, the per share exercise price of each stock option will not be less than the fair market value of the stock on the date of the grant, and in the case of an equity holder owning more than 10% of our outstanding stock, the exercise price for incentive stock options will be at least 110% of the fair market value of a common share. The Board reserved 402,400 shares of common stock, par value $.001 per share for issuance under the Founders’ Stock Option Plan and 160,360 shares under the Directors’ Stock Option Plan.

As of December 31, 2006, there were options to purchase 264,298 shares outstanding under the Founder’s Stock Option Plan and options to purchase 130,360 shares outstanding under the Directors’ Stock Option Plan. All options issued under the plans are presumed to be nonqualified stock options unless otherwise indicated in the option agreement. Each option has an exercisable life of no more than 10 years from the date of grant for both nonqualified and incentive stock options in the case of grants under the Founders’ Stock Option Plan and under the Directors’ Stock Option Plan. Generally, the options under these plans vest 20% after the first year and 5% per quarter thereafter. With the adoption of the 2006 Long-Term Equity Incentive Plan on May 9, 2006 as described below, the Board no longer grants options from the Founder’s Stock Option Plan or the Directors’ Stock Option Plan.

2006 Long-Term Equity Incentive Plan. We adopted the 2006 Long-Term Equity Incentive Plan in May 2006 (“Equity Incentive Plan”). The Equity Incentive Plan provides for grants of stock options, restricted stock, restricted stock units and performance awards. Directors, officers and employees of the Company and its subsidiaries, as well as others who engage in services for the Company and its subsidiaries, are eligible for grants under the plan.

The Equity Incentive Plan is intended to foster and promote our long-term financial success and increase shareholder value by strengthening our capabilities to develop and maintain a management team, motivating superior performance by linking long-term performance-related incentives to business performance, encouraging and providing for an ownership interest in the Company, attracting and maintaining qualified personnel by providing incentive compensation competitive with our peer companies and enabling officers and other key employees to participate in our long-term growth and financial success.

The Compensation Committee of our Board of Directors administers the Equity Incentive Plan. Our board also has the authority to administer the plan and to take all actions that the Compensation Committee is otherwise authorized to take under the plan. Grants will be awarded under the Equity Incentive Plan entirely at the discretion of the Compensation Committee.

The terms and conditions of each award made under the Equity Incentive Plan, including vesting requirements, will be set forth consistent with the plan in a written notice to the grantee. Except in limited circumstances, no award under the Equity Incentive Plan may vest and become exercisable within six months of the date of grant, unless the Compensation Committee determines otherwise. As of the year ended December 31, 2006, 270,000 options, which vest 33 1/3% per year, were granted to certain executive officers. As of the year ended December 31, 2006, 725,000 unvested restricted shares outstanding, which vest 20% per year, were granted to certain executive officers and other employees.

Pursuant to the terms of the Equity Incentive Plan, the Compensation Committee may not gross-up any grant under the Equity Incentive Plan for tax purposes or “reprice” any option or SAR, without prior shareholder approval, if the effect of such repricing would be to decrease the exercise price per share applicable to such option or SAR. The Company is prohibited under the Equity Incentive Plan from loaning any funds to any grantee for the purpose of paying the exercise price or base price associated with any grant under the Equity Incentive Plan or for the purpose of paying any taxes associated with the exercise or vesting of any grant under the Equity Incentive Plan. In addition, the Compensation Committee may not grant to any one grantee in any one calendar year shares of restricted stock, restricted stock units or performance shares to purchase a number of shares of common stock in excess of 200,000 shares.

Equity Compensation Plan Information. The following chart sets forth information concerning the equity compensation plans of the Company as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	664,658	$14.45	4,375,000
Equity compensation plans not approved by security holders (2)	—	—	—
Total	664,658	$14.45	4,375,000

(1)	Consists of the 2006 Long-Term Equity Incentive Plan, Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan. With the approval of the 2006 Long-Term Equity Incentive Plan, options are no longer granted from the Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan.
(2)	There are no unapproved equity compensation plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in this Proxy Statement.

The Compensation Committee

Robert J. Marino, Chairman

Collin E. Roche

Jack Pearlstein

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides certain summary information concerning compensation of our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly-compensated executive officers for the year ended December 31, 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (5) (e)	Option Awards ($) (5) (f)	Non-Equity Incentive Plan Compensation ($) (6) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)	Total ($) (j)
G. Edward Evans (1) Chairman	2006	$487,308	$—	$—	$—	$—	$—		$9,900	$497,208

Tony G. Holcombe	2006	$490,385	$250,000 (3)	$319,699	$224,374	$—	$—		$8,800	$1,293,258
President & Chief Executive Officer

Raymond L. Lawless	2006	$317,269	$—	$70,758	$53,465	$—	$—		$10,543	$452,035
Chief Financial Officer & Secretary

Nancy J. White (2)	2006	$225,000	$150,000 (4)	$95,035	$59,844	$—	$—		$24,823	$554,702
Executive Vice President, Chief Marketing Officer

Paul A. Wilcock	2006	$245,354	$—	$70,758	$53,465	$—	$—		$11,921	$381,498
Chief Technology Officer

Eugene Bergen Henegouwen	2006	$310,574	$—	$44,224	$—	$—	$41,960	(7)	$21,451	$418,209
Executive Vice President and Managing Director, Europe, Middle East and Africa

(1)	Mr. Evans resigned as Chairman effective December 31, 2006.
(2)	As of March 9, 2007, Ms. White was no longer employed by the Company.
(3)	Mr. Holcombe was paid a $250,000 signing bonus.
(4)	Ms. White was paid a $150,000 signing bonus.
(5)	The stock awards and option awards amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards pursuant to the Long-Term Equity Incentive Plan and the Non-Employee Directors Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Form 10-K filed with the Securities & Exchange Commission on March 13, 2007.
(6)	All Named Executive Officers except for Mr. Evans were eligible for annual non-equity incentive bonuses during 2006 but none were paid due to financial performance.
(7)	The amount in column (h) reflects the increase in the present value of the accumulated benefit for Mr Henegouwen’s Dutch unit linked collective pension plan. Pension premiums are determined by the Ministry of Finance and the plan qualifies for Dutch tax law. The euro to US dollar exchange rate as of December 31, 2006 was used to convert the benefit to US dollars.

Grants of Plan-Based Awards Table

Name (a)	Grant Date (b)	Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(2) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
			Threshold ($)(1) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
G. Edward Evans
Chairman

Tony G. Holcombe	05/12/2006	01/06/2006(3)								100,000	$16.60	$627,230
President & Chief Executive Officer	05/12/2006 N/A	01/06/2006(3)	—	$300,000	$500,000	—	—	—	100,000			$1,660,000

Raymond L. Lawless	05/12/2006	02/22/2006(4)								40,000	$16.60	$250,892
Chief Financial Officer & Secretary	06/06/2006 N/A	06/04/2006(5)	—	$162,500	$195,000	—	—	—	40,000			$619,600

Nancy J. White	05/12/2006	03/15/2006(6)								40,000	$16.60	$250,892
Executive Vice President, Chief Marketing Officer	05/12/2006 N/A	03/15/2006(6)	—	$195,000	$300,000	—	—	—	40,000			$664,000

Paul A. Wilcock	05/12/2006	02/22/2006(4)								40,000	$16.60	$250,892
Chief Technology Officer	06/06/2006 N/A	06/04/2006(5)	—	$150,000	$180,000	—	—	—	40,000			$619,600

Eugene Bergen Henegouwen	06/06/2006	06/04/2006(5)							25,000			$387,250
Executive Vice President and Managing Director, Europe, Middle East and Africa	N/A		—	$165,038	$198,045	—	—	—

(1)	These amounts are based on the individual’s December 31, 2006 salary and position.
(2)	Represents restricted stock and stock option grants pursuant to the Long-Term Equity Incentive Plan.
(3)	The stock option grants and restricted stock grants were initially approved by the Board of Directors and Compensation Committee on January 6, 2006, pursuant to its approval of Tony Holcombe’s employment agreement. As provided in the employment agreement, the grant was subject to shareholder approval of our 2006 Long Term Equity Incentive Plan at our annual meeting on May 9, 2006. As further set forth in the employment agreement, the grant was made three days following such annual meeting on May 12, 2006, pursuant to the grantee’s stock option grant agreement and restricted stock grant agreement.
(4)	The stock option grants were initially approved by the Board of Directors and Compensation Committee on February 22, 2006. These grants were subject to shareholder approval of our 2006 Long Term Equity Incentive Plan at our annual meeting on May 9, 2006. These grants were issued on May 12, 2006, the filing date of our S-8 for the 2006 Long Term Equity Incentive Plan.
(5)	The restricted stock grants were initially approved by the Board of Directors and Compensation Committee on June 4, 2006 with a specified grant date of June 6, 2006.
(6)	The stock option grants and restricted stock grants were initially approved by the Board of Directors and Compensation Committee on March 15, 2006 pursuant to its approval of Nancy White’s employment agreement. As provided in the employment agreement, the grant was subject to shareholder approval of our 2006 Long Term Equity Incentive Plan at our annual meeting on May 9, 2006. As further set forth in the employment agreement, the grant was made three days following such annual meeting on May 12, 2006, pursuant to the grantee’s stock option grant agreement and restricted stock grant agreement.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested ($) (j)
G. Edward Evans	—	—						—		$0
Chairman

Tony G. Holcombe	—	100,000	(2)			$16.60	05/12/2016	100,000		$1,499,000
President & Chief Executive Officer	3,500 15,090	6,500 5,030	(3) (3)		$ $	16.00 12.43	02/09/2015 03/12/2013

Raymond L. Lawless	—	40,000	(2)			$16.60	05/12/2016	40,000	(5)	$599,600
Chief Financial Officer & Secretary

Nancy J. White	—	40,000	(2)			$16.60	05/12/2016	40,000	(6)	$599,600
Executive Vice President, Chief Marketing Officer

Paul A. Wilcock	—	40,000	(2)			$16.60	05/12/2016	40,000		$599,600
Chief Technology Officer

Eugene Bergen Henegouwen	—	—						25,000		$374,750
Executive Vice President and Managing Director, Europe, Middle East and Africa

(1)	Market value based on December 29, 2006 closing price of $ 14.99.
(2)	Option awards were granted with a ten year term and vest annually on a ratable basis over a three year period.
(3)	Mr. Holcombe’s options expiring on February 9, 2015 and March 12, 2013 were granted under the Non-Employee Directors Stock Option Plan and vest 20% on the first anniversary of the grant date and 5% quarterly thereafter.
(4)	The restricted stock for each named officer vests ratably over a five year period.
(5)	Mr. Lawless’ 8,000 restricted shares due to vest on June 6, 2007 have been accelerated to vest on May 31, 2007 per the terms of his separation agreement dated March 12, 2007.
(6)	None of Ms. White’s restricted shares were vested at the time of her departure and have been forfeited per the terms of her restricted share agreement.

Option Exercises and Holdings

None of our named executive officers exercised options during the last fiscal year.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits Table

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
G. Edward Evans		—	—	—
Chairman
Tony G. Holcombe		—	—	—
President & Chief Executive Officer
Raymond L. Lawless		—	—	—
Chief Financial Officer & Secretary
Nancy J. White		—	—	—
Executive Vice President, Chief Marketing Officer
Paul A. Wilcock		—	—	—
Chief Technology Officer
Eugene Bergen Henegouwen	Collectief Pensioen	3	$141,170	—
Executive Vice President and Managing Director, Europe, Middle East and Africa	(Unit linked collective pension plan)(1)

(1)	The pension plan is a unit linked plan, meaning that the payments into the plan are invested in mutual funds during the participant’s employment. At retirement, the mutual funds can only be used to buy an annuity. The retirement date under the pension plan is set at the age 62. Pursuant to Dutch tax law, the pension annuity is capped since the annuity at age 65 cannot be more than 100% of the salary at retirement. If the funds at retirement are higher than what is needed to buy such an annuity, the excess is either taxed at retirement or can be used to buy a fixed indexation of the pension annuity. Since the retirement date is set at age 62 instead of 65, the pension cap will need to be recalculated (reduced) actuarially at retirement. The plan qualifies as a qualified pension plan under Dutch tax law. The payments (pension premiums) are determined by the Ministry of Finance. Certain pension plan benefits will continue if Mr. Henegouwen becomes disabled.

DIRECTOR COMPENSATION

Pursuant to the Syniverse Holdings, Inc. 2003 Non-Employee Director Compensation Plan, as amended and restated and in effect as of the date of this proxy statement, each non-employee and non-equity investor director receives $50,000 as an annual retainer. The Chairman of the Board receives an additional $50,000 annual retainer. In addition, the Chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are entitled to additional annual retainers of $20,000, $15,000 and $10,000, respectively. Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee who are not chairmen of the committees is entitled to additional annual retainers of $10,000, $7,500 and $5,000, respectively.

During 2006, until the 2003 Non-Employee Director Compensation Plan was amended as described below, a non-employee and non-equity investor director was entitled to $40,000 as an annual retainer. In March 2006, the 2003 Non-Employee Director Compensation Plan was amended and restated to increase the annual retainer to $50,000. Each of the members of the Audit Committee became entitled to an additional annual retainer of $5,000. In addition, the Chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee became entitled to additional annual retainers of $15,000, $10,000 and $5,000, respectively. The Compensation Committee generally seeks to set director compensation between the 50th and 75th percentile of the Company’s Peer Group of companies.

Upon reelection to the board during the 2007 Annual Meeting, each existing Director shall receive an initial grant of 7,100 shares of restricted stock and 19,000 stock options. For new Directors, this grant of shares will be the earlier of election to the Board at an annual shareholders meeting or appointment to the Board. Thereafter, each Director will receive annual grants of 2,700 shares of restricted stock and 7,200 stock options upon election or re-election, as the case may be, at the annual shareholders’ meeting. In addition, the Chairman of the board will receive annual grants of 1,000 shares of restricted stock and 2,700 stock options upon election or re-election, as the case may be, at the annual shareholders’ meeting.

All of our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006.

Name (a)	Fees Earned or Paid in cash ($) (b)	Stock Awards ($) (c)	Option Awards ($)(1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($)(h)
Robert J. Marino	$65,000	$—	$23,046	$—	$—	$—	$88,046
Odie C. Donald	$60,000	$—	$23,046	$—	$—	$—	$83,046
James B. Lipham	$70,000	$—	$46,086	$—	$—	$—	$116,086
Jack Pearlstein	$50,000	$—	$46,086	$—	$—	$—	$96,086
David A. Donnini	$—	$—	$—	$—	$—	$—	$—
Collin E. Roche	$—	$—	$—	$—	$—	$—	$—
John C. Hofmann	$—	$—	$—	$—	$—	$—	$—

(1)	The Option Awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards pursuant to the Non-Employee Directors Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. As of December 31, 2006, each Director has the following number of options outstanding: Robert J. Marino—30,120; Odie C. Donald—30,120; James B. Lipham—20,000; Jack Pearlstein—20,000

EMPLOYMENT AND SEVERANCE AGREEMENTS

Tony G. Holcombe

Mr. Holcombe became our President and Chief Executive Officer in January, 2006, Mr. Holcombe’s employment agreement provides that he will receive an annual base salary of $500,000, subject to increase by the Company’s Compensation Committee. For each calendar year of employment, Mr. Holcombe is eligible for an annual bonus equal to 60% of his annual salary based upon the achievement of performance objectives for such calendar year as approved by the Compensation Committee or a maximum annual bonus, as determined by the Compensation Committee, of up to 100% of his annual base salary if the Compensation Committee determines that Mr. Holcombe and the Company have substantially exceeded such performance objectives. For 2006, Mr. Holcombe did not receive an annual bonus payment.

Mr. Holcombe’s employment will continue until (i) he resigns without good reason, (ii) he terminates his employment for good reason, (iii) our Board of Directors decides to terminate his employment with cause, (iv) our Board of Directors decides to terminate his employment without cause, or (v) his disability or death. If his employment is terminated by us without cause or by Mr. Holcombe for good reason or by reason of his death or disability, then we will be obligated to pay Mr. Holcombe or his estate his annual base salary for a one-year period commencing on the date of termination, his bonus for the then current fiscal year and COBRA benefits for a period of one year.

The employment agreement provided that Mr. Holcombe receive a one-time cash signing bonus of $250,000 as compensation or reimbursement for all moving, transition, relocation and legal expenses incurred in connection with the employment agreement and options to purchase an aggregate of 500,000 shares of the common stock of Syniverse Holdings, Inc. and a one-time grant of 100,000 shares of restricted stock. The options will be issued in five equal annual installments beginning on May 12, 2006, and thereafter on the anniversary of his hire date, so long as Mr. Holcombe remains in the employ of the Company on each installment date and each option will vest in three equal annual installments. The shares of restricted stock will vest in five equal annual installments.

Upon the consummation of a sale of the Company, all options and shares of restricted stock that have not yet become vested will automatically become vested at the time of such event, if as of the date of such event, Mr. Holcombe is employed by the Company and, in the event that Mr. Holcombe’s employment is terminated without cause or Mr. Holcombe resigns with good reason within 180 days prior to the date of such event, all options and shares of restricted stock that have not yet become vested will automatically become vested at the time of such event.

In his employment agreement, Mr. Holcombe agrees to limitations on his ability to disclose any of our confidential information, and acknowledges that all inventions relating to his employment belong to us. Mr. Holcombe also agrees not to compete with us anywhere in the world or to solicit our employees for either the period during which he receives severance, if he is terminated without cause or if he resigns for good reason, or for two years after his termination, if he resigns without good reason or if we terminate his employment for cause.

Raymond L. Lawless

Mr. Lawless has served as Chief Financial Officer since February 2002. Mr. Lawless entered into an employment agreement with the Company in February 2002, as amended in February 2005. Mr. Lawless’ annual gross salary in 2006 was $317,269. Mr. Lawless was also eligible to earn targeted annual bonuses of up to 50% of annual base salary based upon the achievement of performance objectives as approved by the Compensation Committee. For 2006, Mr. Lawless did not receive an annual bonus payment. Also in May 2006, Mr. Lawless was granted 40,000 stock options, which vest 33 1/3% per year and 40,000 restricted shares in June 2006, which vest 20% per year.

Mr. Lawless announced his intentions to leave the Company by May 31, 2007. In connection with Mr. Lawless’ resignation, he and the Company entered into a separation agreement (the “Separation Agreement”), pursuant to which Mr. Lawless will serve as a consultant to the Company for twelve months following the Separation Date (the “Consulting Period”). During the Consulting Period, Mr. Lawless will be compensated at a rate equal to his annual base salary in effect as of the Separation Date. All unvested options and restricted shares previously granted to Mr. Lawless will be forfeited (other than options due to vest May 12, 2007 and restricted shares due to vest June 6, 2007 which will vest as of the Separation Date). Additionally, under certain circumstances, if the Company accelerates the vesting of options outstanding under the 2006 Long-Term Equity Incentive Plan within one year of the Separation Date, Mr. Lawless may be able to participate in the acceleration.

Nancy J. White

Ms. White became our Executive Vice President and Chief Marketing Officer in April 2006. Ms. White entered into an employment agreement with the Company in April 2006. The employment agreement provides that Ms. White will receive an annual base salary of $300,000, subject to increase by the Company’s Compensation Committee. Ms. White’s annual gross salary in 2006 was $225,000. Under the employment agreement, Ms. White was paid a one-time cash signing bonus of $150,000 as compensation or reimbursement for all moving, transition, relocation and legal expenses incurred in connection with the employment agreement.

Ms. White was also eligible to earn annual bonuses of up to 65% of annual base salary based upon the achievement of performance objectives as approved by the Compensation Committee or a maximum annual bonus, as determined by the Compensation Committee, of up to 100% of her annual base salary if the Compensation Committee determines that Ms. White and the Company have substantially exceeded such performance objectives. For 2006, Ms. White did not receive an annual bonus payment. Also in May 2006, Ms. White was granted 40,000 stock options, which vest 33 1/3% per year and 40,000 restricted shares, which vest 20% per year.

Under her employment agreement, if Ms. White’s employment is terminated by us without cause or by Ms. White for good reason or by reason of her death or disability, then we will be obligated to pay Ms. White or her estate her annual base salary for a one-year period commencing on the date of termination, her bonus for the then current fiscal year and COBRA benefits for a period of one year. As of March 9, 2007, Ms. White was no longer employed by the Company.

Paul A. Wilcock

Mr. Wilcock has served as Chief Technology Officer since March 2004. Mr. Wilcock entered into an employment agreement with the Company in February 2002, as amended in February 2005. Mr. Wilcock’s annual gross salary in 2006 was $245,354. Mr. Wilcock is also eligible to earn targeted annual bonuses of up to 50% of annual base salary based upon the achievement of performance objectives as approved by the Compensation Committee. For 2006, Mr. Wilcock did not receive an annual bonus payment. Also in May 2006, Mr. Wilcock was granted 40,000 stock options, which vest 33 1/3% per year and in June 2006 40,000 restricted shares were granted, which vest 20% per year.

Under his employment agreement, if Mr. Wilcock’s employment is terminated without cause, he would be eligible to receive an initial severance equal to six months of salary payable in equal installments on the Company’s regular salary payment dates. The Company at its discretion may extend this severance for up to 3 additional six month periods.

Eugene Bergen Henegouwen

Mr. Bergen Henegouwen has served as Executive Vice President and Managing Director—Europe, Middle East and Africa since March 2007. Mr. Bergen Henegouwen entered into an employment agreement with the Company in May 2003, as amended in February 2005. Mr. Bergen Henegouwen’s annual gross salary in 2006 was $310,574. Mr. Bergen Henegouwen is also eligible to earn targeted annual bonuses of up to 50% of annual base salary based upon the achievement of performance objectives as approved by the Compensation Committee. For 2006, Mr. Bergen Henegouwen did not receive an annual bonus payment. Also in June 2006, Mr. Bergen Henegouwen was granted 25,000 restricted shares, which vest 20% per year.

Under his employment agreement, if Mr. Bergen Henegouwen’s employment is terminated without cause, he would be eligible to receive an initial severance equal to six months of salary payable in equal installments on the Company’s regular salary payment dates. The Company at its discretion may extend this severance for up to 3 additional six month periods.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

The Audit Committee is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.syniverse.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and for maintaining effective systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2006 with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and an audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board (United States), its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with Ernst & Young LLP the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee meets with Ernst & Young LLP with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed by the Company with the Securities and Exchange Commission.

James B. Lipham, Chairman

Odie C. Donald

Robert J. Marino

April 9, 2007

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 29, 2007 by:

•	each shareholder who is known to own beneficially more than 5% of our common stock;

•	each director

•	each of the named executive officers; and

•	all directors and officers as a group.

The percentage ownership is based on 68,106,758 shares of common stock outstanding at March 29, 2007. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 29, 2007 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or more Shareholders
GTCR Fund VII L.P.(1)(2)	39,394,955	57.8%
GTCR Fund VII/A, L.P.(1)(2)	39,394,955	57.8%
GTCR Co-Invest L.P.(1)(2)	39,394,955	57.8%
GTCR Capital Partners, L.P.(1)(2)	39,394,955	57.8%
Snowlake Investment Pte. Ltd.(3)	5,211,618	7.7%
Wellington Management Company, LLP.(4)	4,890,300	7.2%

Directors and Executive Officers
Tony G. Holcombe(5)	148,299	*
David A. Donnini(1)(2)	39,394,955	57.8%
Collin E. Roche(1)(2)	39,394,955	57.8%
John C. Hofmann(1)(2)	39,394,955	57.8%
Raymond L. Lawless(6)	449,506	*
Paul A. Wilcock(7)	310,845	*
Eugene Bergen Henegouwen	158,851	*
Odie C. Donald(8)	23,614	*
James B. Lipham(9)	9,000	*
Robert J. Marino(10)	17,578	*
Jack Pearlstein(11)	9,000	*
Timothy A. Samples(12)	7,100	*
All directors and executive officers as a group (15 persons)	40,799,755	59.9%
Total	68,106,758

*	Less than 1%
(1)	The address of each of GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P., GTCR Capital Partners, L.P. and Messrs. Donnini, Roche and Hofmann is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.
(2)

Includes 25,608,766 shares of common stock held by GTCR Fund VII, L.P., 12,786,903 shares of common stock held by GTCR Fund VII/A, L.P., 351,514 shares of common stock held by GTCR Co-Invest, L.P. and 647,772 shares of common stock held by GTCR Capital Partners, L.P. Messrs. Donnini and Roche are

principals and Mr. Hofmann is a vice president of GTCR Golder Rauner, L.L.C., which is the general partner of the general partner of GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P. and which is the general partner of GTCR Co-Invest, L.P. Messrs. Donnini, Roche and Hofmann each disclaim the beneficial ownership of these shares.

(3)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006. The Schedule 13G states that Snowlake Investment Pte Ltd has sole voting and dispositive power over 0 shares and shared voting and dispositive power over 5,211,618 shares. The address of Snowlake Investment Pte Ltd is c/o GIC Special Investment Pte Ltd, 168 Robinson Road, #37–01 Capital Tower, Singapore 068912. The Government of Singapore Investment Corporation Pte Ltd has voting and investment control over these shares.
(4)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 by Wellington Management Company, LLP. The Schedule 13G states that Wellington Management Company, LLP has sole voting and dispositive power over 0 shares and shared voting power over 3,980,900 shares and shared dispositive power over 4,735,000 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.
(5)	Includes 53,929 shares subject to options held by Mr. Holcombe that are exercisable within 60 days of March 29, 2007. Mr. Holcombe became Syniverse’s CEO and president on January 9, 2006.
(6)	Includes 13,333 shares subject to options held by Mr. Lawless that are exercisable within 60 days of March 29, 2007.
(7)	Includes 13,333 shares subject to options held by Mr. Wilcock that are exercisable within 60 days of March 29, 2007.
(8)	Includes 23,614 shares subject to options held by Mr. Donald that are exercisable within 60 days of March 29, 2007.
(9)	Includes 9,000 shares subject to options held by Mr. Lipham that are exercisable within 60 days of March 29, 2007.
(10)	Includes 17,578 shares subject to options held by Mr. Marino that are exercisable within 60 days of March 29, 2007.
(11)	Includes 9,000 shares subject to options held by Mr. Pearlstein that are exercisable within 60 days of March 29, 2007.
(12)	Mr. Samples joined the Board on March 29, 2007 and was granted 7,100 restricted shares and 19,000 stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Agreement

Under the registration agreement entered into in connection with our acquisition from Verizon, the holders of a majority of the GTCR investors’ registrable securities have the right at any time, subject to certain conditions, to require us, to register any or all of our securities under the Securities Act of 1933 on Form S-1, which we refer to as a “long-form registration” at our expense or on Form S-2 or Form S-3, which we refer to as a “short-form registration” at our expense. We are not required, however, to effect any such long-form registration within 90 days after the effective date of a previous long-form registration. In addition, all holders of registrable securities are entitled to request the inclusion of such securities in any registration statement at our expense whenever we propose to register any offering of our equity securities, other than pursuant to a registration on Form S-4 or Form S-8.

Stock Purchase Agreement

We are parties to a stock purchase agreement with Syniverse Holdings, LLC. In connection with our initial public offering and the dissolution of Syniverse Holdings, LLC, we amended the stock purchase agreement to provide that the rights of Syniverse Holdings, LLC under the stock purchase agreement will survive to the benefit of funds affiliated with GTCR.

Pursuant to the amended stock purchase agreement, the GTCR-affiliated funds are permitted to designate a representative to our compensation and Nominating and Corporate Governance Committees so long as the funds affiliated with GTCR own at least 37.5% of the common stock that they owned immediately following our initial public offering and there is no prohibition against a GTCR designee serving on such committees under applicable law or under the rules of the New York Stock Exchange. The amended stock purchase agreement also requires us to obtain the consent of the GTCR-affiliated funds before issuing stock-based compensation to any of the executive officers with senior management agreements described below. The funds’ rights under this provision will terminate when they cease to own at least 50% of the common stock they owned immediately following our initial public offering.

The amended stock purchase agreement also obligates us to deliver to the GTCR-affiliated funds financial statements, reports by accountants and an annual budget according to a specified schedule. The GTCR-affiliated funds may also inspect our properties, financial and corporate records as well as question our directors, officers, key employees and independent accountants regarding our finances and affairs. In each case, the GTCR-affiliated funds may suspend or terminate such obligations at their election from time to time by written notice.

Senior Management Agreements

Provisions Regarding Stock

Mr. Evans

In connection with our initial public offering, Syniverse Holdings, LLC was dissolved following the distribution to its members of our outstanding class A cumulative redeemable preferred stock and common stock. Concurrent with our initial public offering, we amended and restated Mr. Evans’ senior management agreement, pursuant to which he acquired as part of the pro rata distribution of our outstanding capital stock to the members of Syniverse Holdings, LLC:

•	1,913,163 shares of class A cumulative redeemable preferred stock and 272,511 shares of common stock, which are referred to as “Co-Invest Stock,” and

•	2,573,722 additional shares of common stock which are referred to as “Carried Common,” which are subject to time vesting.

The shares of Co-Invest Stock were fully vested when acquired but 514,745 of the shares of Carried Common were subject to quarterly vesting and became fully vested on February 14, 2006.

Under the terms of the amended and restated senior management agreement, we may be required to purchase a portion of Mr. Evans’ unvested common stock in the event of his termination of employment due to death or disability. In addition, we will have the right to purchase all or a portion of Mr. Evans’ unvested common stock if his employment is terminated. In addition, if any repurchase would result in a violation of law applicable to us or our subsidiaries or a default under our financing arrangements, we may defer such purchase until it is permitted, with the deferred purchase price accruing interest at the rate of 10% per annum, compounded quarterly.

The purchase price for securities purchased pursuant to the put option described above will be the original cost of such securities. The purchase price for securities purchased pursuant to the call option will be the original cost of such securities.

The senior management agreement also prohibits Mr. Evans from transferring any of his shares of Carried Common, subject to certain exceptions. This transfer restriction terminates with respect to particular securities upon such securities being transferred in a public sale and terminates with respect to all securities upon the sale of Syniverse Holdings, Inc.

Others

Other members of our management team, including Messrs. Lawless, Wilcock, O’Brien, Nelson, Garcia, Mosher, Bergen Henegouwen, and Corrao, also entered into amended and restated senior management agreements on February 9, 2005 pursuant to which they acquired an aggregate of 1,682,815 shares of Carried Common in return for their common units of Syniverse Holdings, LLC under terms generally no less favorable to the company than Mr. Evans’ terms. Their senior management agreements were amended and restated to add us as a party and to provide substantially the same rights, restrictions and vesting schedule as will apply to the shares of our common stock that they will receive under the amended agreements as apply to the Syniverse Holdings, LLC units that they surrendered upon the dissolution of Syniverse Holdings, LLC.

Employment Provisions

Mr. Holcombe

Our senior management agreement with Mr. Holcombe also contains provisions relating to employment. See “Executive Compensation and Other Information—Employment and Severance Agreements” for a description of the employment provisions of Mr. Holcombe’s and other senior management team.

Related Party Approval Policy

The Corporate Governance and Nominating Committee of our Board of Directors is responsible for reviewing our Code of Business Conduct and other similar company codes and policies and for considering questions of possible conflicts of interest and related party transactions involving directors, executive officers, key employees and other “related persons” as defined by Item 404(a) of Regulation S-K. This obligation is set forth in writing in our Corporate Governance and Nominating Committee Charter, a copy of which is available on our Internet website at www.syniverse.com.

There were no relationships or related party transactions that occurred in the fiscal year ending December 31, 2006. We do not have a formal related party approval policy for transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, to identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our human resources department or our legal department.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Syniverse in an objective and fair manner.

A copy of our Code of Business Conduct is available on our Internet website at www.syniverse.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2006, all Section 16(a) filing requirements were met, except for Ms. White who inadvertently filed a Form 3 after the deadline.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (not including documents incorporated by reference), are available without charge to shareholders upon written request to our Corporate Secretary at 8125 Highwoods Palm Way Tampa, FL 33647. You may review our filings with the SEC by visiting our website at www.syniverse.com.

SHAREHOLDER PROPOSALS FOR 2008

Our 2008 Annual Meeting of Shareholders is expected to be held on or about May 8, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about April 7, 2008. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2008 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. In order to be included in our proxy materials for our 2008 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before December 11, 2007. Any such proposal should be addressed to the Corporate Secretary, Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our Annual Meeting of Shareholders to be held in 2008 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Alternatively, under our Bylaws, if a shareholder does not want to submit a proposal for the 2008 annual meeting for inclusion in our proxy statement under Rule 14a-8, and intends to nominate a person as a candidate for election to the Board directly (rather than through our Corporate Governance and Nominating Committee), the shareholder must submit the proposal or nomination between January 10, 2008 and February 9, 2008. If the date of the 2008 annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the 2007 annual meeting, notice from a shareholder must be so received not later than the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, if we receive notice after February 9, 2008 of any proposal which a shareholder intends to raise at the 2008 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2008 Annual Meeting may exercise discretionary voting with respect to such proposal.

OTHER MATTERS

We know of no matters to be presented at the Annual Meeting other than those included in the Notice. Should any other matter requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote these proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

By Order of the Board of Directors

Raymond L. Lawless

Chief Financial Officer and Secretary

Tampa, Florida

April 9, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

SYNIVERSE HOLDINGS, INC.

May 9, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Tony G. Holcombe and Robert F. Garcia, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Syniverse Holdings, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 9, 2007, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE

OR BLACK INK AS SHOWN HERE     ☒

1.	ELECTION OF DIRECTORS Nominees for directors are:	FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT: (See instructions below)

	O David A. Donnini O John C. Hofmann O Tony G. Holcombe O James B. Lipham O Robert J. Marino O Jack Pearlstein O Collin E. Roche O Timothy A. Samples	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	Ratify and approve the selection of Ernst & Young LLP as the independent auditors for Syniverse Holdings, Inc. for 2007.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, AND FOR ITEM 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	_________________________________

Date	_________________________________

Signature of Shareholder	_________________________________

Date	_________________________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.